Exhibit 10.45

25 Eastmans Road Parsippany, NJ 07054 USA

January 31, 2022

Daniel Monopoli

Dear Dan:

By this letter, the Compensation Committee of Wireless Telecom Group, Inc. (the “Company”) has approved the proposed amended certain terms of your employment arrangement from that certain employment offer letter agreement executed by the Company and yourself dated June 15, 2017 (the “Letter Agreement”). This letter is intended to amend and partially supersede the Letter Agreement. To the extent that any term is not addressed in this amended letter, the terms of the Letter Agreement shall control. If you agree to the terms of this amendment to the Letter Agreement, please sign where indicated below.

Role

As a result of the Company’s recent reorganization, your role has been changed to Senior Vice President, General Manager of the T&M segment.

Compensation

Effective January 1, 2022, your salary shall increase to the rate of Two Hundred Sixty Thousand Dollars ($260,000) per year, which is subject to all required withholdings and deductions, and is payable in accordance with the Company’s normal payroll practices. In addition to an increase in your salary, your target bonus amount will increase to One Hundred Fifty Thousand Dollars ($150,000) beginning in fiscal year 2022.

Equity Award

The Compensation Committee has also granted you 50,000 shares of restricted stock, which shall vest in equal annual installments over a period of two years under the Company’s 2021 Long-Term Incentive Plan.

Severance

The severance terms contained in the Letter Agreement are amended as follows:

If your employment is terminated by the Company for a reason other than death, Disability or Cause, or should you resign for Good Reason (as defined in the Company’s 2021 Long-Term Incentive Plan), then, subject to signing and not revoking a general release in a form acceptable to the Company, you will be paid: (i) severance in an amount equal to the sum of nine (9) months of salary as in effect immediately prior to the date of termination, which is payable in equal installments over a period of nine (9) months, and (ii) cash in an amount equal to 75% (calculated at 9 / 12 months) of your annual cash incentive award opportunity for the applicable year (the “Cash Bonus”), and (iii) at the Company’s election either the continuation of benefits, to the extent permissible under applicable employee benefit plans in which you are a participant, for nine (9) months after the termination date, or a lump sum payment, in lieu of the continuation of some or all benefits, in an amount determined by the Board in its discretion. Provided that you have timely executed and not revoked the general release, severance payments will be made on the Company’s regular payroll dates beginning on the first payroll date that is at least sixty days after the termination date (subject to any deferral requirements of Internal Revenue Code Section 409A), and the first payment will include all installments for the period from the termination date through such first payroll date.

www.wtcom.com	Wireless Telecom Group, Inc., is comprised of Boonton, CommAgility, Holzworth, Microlab, and Noisecom.	+1 973-386-9696

25 Eastmans Road Parsippany, NJ 07054 USA

No Other Changes

The intent of this letter is to amend only those provisions of the Letter Agreement as herein specified. Except for the Letter Agreement (to the extent that the terms of the Letter Agreement are not superseded by this amended letter), and the Company’s general employment policies, there are no agreements or understandings, written or oral, which in any way change the terms, covenants, or conditions set forth herein. No modification or amendment of any of the provisions of this amended letter shall be effective unless made in a writing that specifically references this amended letter. All other existing terms and conditions of the Letter Agreement shall remain in full force and effect.

Sincerely,

/s/ Timothy Whelan
Timothy Whelan
Chief Executive Officer

Acknowledged and Agreed:

I hereby acknowledge that I have read and understand the terms stated above, that I have had ample opportunity to consider the terms, and that, by my signature below, I voluntarily agree to and accept the terms as stated:

/s/ Daniel Monopoli
Daniel Monopoli

www.wtcom.com	Wireless Telecom Group, Inc., is comprised of Boonton, CommAgility, Holzworth, Microlab, and Noisecom.	+1 973-386-9696